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                                                                      EXHIBIT 99

[LOGO OF VIROPHARMA]


                            VIROPHARMA INCORPORATED
                        Reports 2000 Financial Results

Exton, PA February 14, 2001-ViroPharma Incorporated (Nasdaq: VPHM) reported today financial results for the fourth quarter and the year ended December 31, 2000.

For the quarter ended December 31, 2000, ViroPharma reported a net loss of $16.9 million compared to a net loss of $10.8 million for the same period in 1999.
Net loss for the quarter ended December 31, 2000 was adjusted to reflect preferred stock dividends to arrive at net loss allocable to common stockholders. Net loss per share allocable to common stockholders for the quarter ended December 31, 2000 was $1.11 per share, basic and diluted. Without giving effect to the preferred stock dividends, net loss per share for the quarter ended December 31, 2000 was $1.10 per share, basic and diluted, compared to $0.77 per share, basic and diluted, for the same period in 1999. In the quarter ended December 31, 2000, the Company earned license fee revenue of $0.25 million in connection with the hepatitis C collaboration with American Home Products Corporation, through its Wyeth-Ayerst Laboratories division. The company did not earn any revenue in the quarter ended December 31, 1999. Research and development expenses for the fourth quarter of 2000 were $14.5 million compared to $10.0 million for the same period in 1999. The increase in expenses in the fourth quarter of 2000 was due primarily to two large phase 3 trials with pleconaril, the company's most advanced drug candidate, for the treatment of viral respiratory infection. In addition, the company was conducting patient studies with VP50406 for the treatment of hepatitis C, safety studies with VP14637 for the treatment of respiratory syncytial virus (RSV) disease and conducting substantial discovery research activities on additional development candidates for both hepatitis C and RSV diseases. In the fourth quarter of 1999, the company was conducting two smaller clinical trials with pleconaril and advancing both the hepatitis C and RSV disease programs. General and administrative expenses for the fourth quarter of 2000 were $2.9 million compared to $1.5 million for the same period in 1999. The increase is due to employee related expenses and business development activities. As of December 31, 2000 the company had approximately $203.3 million in cash, cash equivalents and short-term investments.

For the year ended December 31, 2000, ViroPharma reported a net loss of $41.8 million compared to a net loss of $29.5 million for the same period in 1999.
Net loss for the year ended December 31, 2000 was adjusted to reflect preferred stock dividends to arrive at net loss allocable to common stockholders. Net loss per share allocable to common stockholders for the year ended December 31, 2000 was $2.80 per share, basic and diluted. Without giving effect to the preferred stock dividends or the beneficial conversion feature in 1999, net loss per share for the year ended December 31, 2000 was $2.75 per share, basic and diluted, compared to $2.42 per share, basic and diluted, for the same period in 1999. In the year ended December 31, 2000, the company earned license fee and milestone revenue of $2.0 million in connection with the
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hepatitis C collaboration with Wyeth-Ayerst Laboratories. The Company did not earn any revenue in the year ended December 31, 1999. Research and development expenses for the year ended December 31, 2000 were $37.4 million compared to $26.1 million for the same period in 1999. The increase in expenses in the year ended December 31, 2000 was due primarily to the completion of three phase 3 clinical trials of pleconaril, the initiation of two additional phase 3 clinical trials with pleconaril, the initiation of safety studies with VP50406 for the treatment of hepatitis C and additional preclinical studies with VP14637 for the treatment of RSV disease. In addition, the company was conducting patient studies with VP50406 for the treatment of hepatitis C and conducting substantial discovery research activities on additional development candidates for both hepatitis C and RSV diseases. General and administrative expenses were $8.6 million in the year ended December 31, 2000 compared to $5.0 million for the same period of 1999. The increase is due to employee related expenses, pre-marketing expenses related to pleconaril and business development activities.

ViroPharma Incorporated is committed to the commercialization, development and discovery of antiviral pharmaceuticals. The company is focused on drug development and discovery activities in viral diseases including viral respiratory infection (VRI), hepatitis C and RSV disease. ViroPharma's most advanced product candidate, pleconaril, is in clinical development for the treatment of picornavirus diseases, including late stage clinical trials for VRI. ViroPharma also has product candidates in clinical trials for the treatment of hepatitis C and RSV diseases.
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                VIROPHARMA INCORPORATED
            Selected Financial Information


Statements of Operations:
(in thousands, except per share data)

                                                                Three-months ended              Year ended
                                                         ------------------------------------------------------------------
                                                                    December 31,                     December 31,
                                                         ------------------------------------------------------------------
                                                              2000               1999             2000           1999
                                                         ------------------------------------------------------------------
Revenue                                                  $     250            $     --         $   2,000       $    --
                                                         ---------            --------         ---------       --------
Operating expenses:
Research and development                                    14,464              10,016            37,410         26,056
General and administrative                                   2,893               1,510             8,616          4,986
                                                         ---------            --------         ---------       --------
Total operating expenses                                    17,357              11,526            46,026         31,042
Interest income (net)                                          174                 682             2,209          1,542
                                                         ---------            --------         ---------       --------
Net loss                                                 $ (16,933)          $ (10,844)        $ (41,817)     $ (29,500)
                                                         =========            ========         =========       ========
Net loss allocable to common shareholders                $ (17,115)          $ (11,025)        $ (42,545)     $ (34,575)
                                                         =========            ========         =========       ========
Net loss per share: basic and diluted                        (1.10)              (0.77)            (2.75)         (2.42)

Net loss per share allocable to common
  shareholders: basic and diluted                            (1.11)              (0.79)            (2.80)         (2.84)

Shares used in computing per share amounts:
  basic and diluted                                         15,361              14,002            15,211         12,182
                                                         =========            ========         =========       ========

Balance Sheets: (in thousands)
                                                           December 31,           December 31,
                                                               2000                   1999
                                                           ------------           ------------
Cash, cash equivalents and short-term  investments         $    203,335           $     66,853
Working capital                                                 196,280                 58,691
Total assets                                                    222,439                 72,086
Long-term  obligations                                          180,325                    525
Total stockholders' equity                                       23,987                 58,291